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                                                                    Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 223 to Registration Statement No. 2-67052 on Form N-1A of our report dated November 23, 2007, relating to the financial statements and financial highlights of Grisanti Brown Value Fund - Institutional Class (formerly the SteepleView Fund), a series of Forum Funds, appearing in the Annual Report on Form N-CSR of Forum Funds for the year ended September 30, 2007, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" to which we were named auditors to the new Investors Class, and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
December 27, 2007